Exhibit 5.1

August 9, 2021

Iron Mountain Incorporated

One Federal Street

Boston, Massachusetts 02110

Re:	Registration of Shares under the Iron Mountain Incorporated 2013 Employee Stock Purchase Plan

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Iron Mountain Incorporated, a Delaware corporation (the “Company”), of an additional 1,000,000 shares of its common stock, par value $0.01 per share (the “Registered Shares”), that are to be offered and may be issued under the Iron Mountain Incorporated 2013 Employee Stock Purchase Plan (the “2013 Plan”), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Act.

In connection with this opinion letter, we have examined and relied upon a copy of the Registration Statement, the 2013 Plan, the Company’s Certificate of Incorporation as presently in effect and originals or copies of such records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such other documents and records, and such matters of law, as we have deemed appropriate as a basis for the opinions expressed herein. In rendering such opinions, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies, which facts we have not independently verified. As to any facts material to the opinions expressed herein, we have relied without independent verification upon certificates of public officials, upon statements of officers or other representatives of the Company and statements of fact contained in documents we have examined.

This opinion is limited solely to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based on and subject to the foregoing, we are of the opinion that the issuance of the Registered Shares has been duly authorized and, when issued in accordance with the terms of the 2013 Plan and the options or other rights granted thereunder, the Registered Shares will be validly issued, fully paid and nonassessable by the Company.

The opinion set forth herein is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is rendered to you in connection with the filing of the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (i) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (ii) this opinion may be relied upon by purchasers and holders of the Registered Shares currently entitled to rely on it pursuant to applicable provisions of federal securities law. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP